Exhibit 10.1

NAVIENT CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

(As Amended and Restated Effective October 1, 2015)

ARTICLE I.	INTRODUCTION

The Navient Corporation Deferred Compensation Plan for Directors (the “Plan”) is hereby amended and restated by Navient Corporation (the “Corporation”) effective as of October 1, 2015 (the “Effective Date”).

The Plan, originally named the Student Loan Marketing Association Deferred Compensation Plan for Directors, was adopted on February 21, 1995, for the benefit of directors of the Student Loan Marketing Association, the predecessor of SLM Corporation. The Plan was later renamed the SLM Corporation Deferred Compensation Plan for Directors, as amended and restated effective October 1, 2010. The Plan was amended and restated, effective as of May 1, 2014, to reflect an assumption and continuation of the SLM Corporation Deferred Compensation Plan for Directors, a portion of which was spun-off to be maintained by New BLC Corporation (later renamed SLM Corporation) or an affiliate thereof. Effective May 1, 2014, the Plan was renamed the Navient Corporation Deferred Compensation Plan for Directors.

This Plan includes certain Grandfathered Accounts (defined below), which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004. “Grandfathered Account” means the separate memorandum account maintained by the Corporation for a Plan participant to which amounts that were deferred and vested prior to January 1, 2005, and any earnings attributable thereto, are credited.

With respect to deferrals after December 31, 2004, the Plan is to be interpreted as necessary to comply with Section 409A of the Internal Revenue Code of 1986 and Treasury Regulations Section 1.409A-1 et. seq., as they both may be amended from time to time, and other guidance issued by the U.S. Department of Treasury and U.S. Internal Revenue Service thereunder (“Section 409A”). If an amount credited to a Grandfathered Account becomes subject to Section 409A, such amount shall be deemed governed by the Plan, as amended and restated herein, and shall be paid in accordance with Section 4.9.

ARTICLE II.	DEFERRAL OPPORTUNITY

Section 2.1. Each year during the annual enrollment period determined by the Corporation (“Annual Enrollment Period”) any non-employee director (“Director”) of the Corporation may, in accordance with rules, procedures and forms specified from time to time by the Corporation, elect to defer receipt of either all or a specified part of the Director’s retainer or fees (as set forth in Section 4.3 below) for the following calendar year (the “Deferral Election”). Any amount so deferred (the “Deferred Amount”), shall be credited to a memorandum account maintained by the Corporation on behalf of the Director (the “Deferred Account”) and paid out as hereinafter provided. In addition, an individual may make an election prior to commencing his or her initial term as a member of the Board and such election shall be effective as of the date the Director commences such term or, if permitted by the Corporation in its sole discretion, such later time as permitted by Section 409A.

Section 2.2. A Director who does not file a Deferral Election before the last day of the calendar year (or any earlier date required by the Corporation) to defer earnings for the following calendar year will be treated as having elected not to defer any amounts for the following calendar year. A Director who does not file a Deferral Election with respect to a calendar year may file a Deferral Election for a subsequent calendar year in accordance with Article II.

ARTICLE III.	PARTICIPATION

Section 3.1. To participate in this Plan, a Director shall submit to the Corporation a Deferral Election form relating to all or part of the retainer or fees he or she is entitled to receive as a Director.

ARTICLE IV.	DEFERRAL ELECTIONS

Section 4.1. Content of Deferral Election. Upon filing a Deferral Election, a Director shall designate the amount to be deferred; elect the deferral period; elect to have such deferred amounts invested in one or more notional investment options offered under the Plan; elect the time and form of payment; and designate a beneficiary.

Section 4.2. Effective Date of Deferral Election. Deferral Elections are effective on a calendar year basis and become irrevocable no later than the December 31 before the beginning of the calendar year to which the elections relate.

Section 4.3. Amount to be Deferred. A Director may elect to defer all or a portion of his or her annual retainer, meeting fees, or per diem payments, whether such amounts otherwise would be payable in the form of cash or equity. Any Deferred Amount shall be credited to the Director’s Deferred Account and paid out as hereinafter provided.

Section 4.4. Deferral Period. At the election of the Director, the payment of the Deferred Account shall commence as soon as administratively possible (but no later than 90 days) after: (i) the first day of the tenth month after the Director ceases to be a Director of the Corporation for any reason; (ii) the first day of the tenth month after the Director ceases to be a Director and attains an age specified by the Director at the time of the Deferral Election; or (iii) the expiration of a period of years not shorter than three years. For the avoidance of doubt, payment shall commence on the first day of the calendar year elected by the Director; provided, however, that the Director may not elect a calendar year that is earlier than the third calendar year following the date of the Deferral Election. A Director may not designate the taxable year of distribution except to the extent permitted in subsection (iii) above.

For purposes of the Plan, a Director shall not be considered to cease to be a Director unless the cessation of the Director’s service as a Director constitutes a separation from service within the meaning of Section 409A. A Director shall not be allowed to receive the Deferred Account before the expiration of the Deferral Period, unless the Director meets the requirements of a hardship as provided in Article VI, nor shall a Director be allowed to defer his or her Deferred Account beyond the Deferral Period.

Section 4.5. Investment Election. Except as otherwise provided below in Section 4.7, a Director’s Deferred Account shall be credited with earnings in accordance with the investment options that are offered under the Plan from time to time (“Investment Options”) and elected by the Director. In the event no investment election is received, a Director’s account shall be deemed invested in an Investment Option that has been designated as a default investment option by the Corporation.

Section 4.6. Investment Options. The Corporation reserves the right, on a prospective basis, to add, delete, or modify the Investment Options offered under the Plan. The deemed rate of return, positive or negative, credited under each Investment Option shall be based upon the investment performance of such option, and shall equal the total return of such option, net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. Notwithstanding that the rates of return credited to a Director’s Deferred Account are based upon the performance of the Investment Options, the Corporation shall not be obligated to invest any Deferred Amount, or any other amount, in such Investment Options.

Section 4.7. Navient Stock Fund. Any portion of a Director’s Deferred Account representing a deferral of compensation that otherwise would have been payable in the form of equity shall be automatically invested in an Investment Option representing shares of the Corporation’s common stock or a successor class of stock (the “Navient Stock Fund”). All Deferred Amounts that are invested in the Navient Stock Fund shall be converted into a number of shares (or fraction thereof), and such number of shares shall be credited to the Director’s Deferred Account at the time such Deferred Amount would have been paid but for the Deferral Election. That portion of a Director’s Deferred Account invested in the Navient Stock Fund will be credited with additional shares determined by reference to any dividends paid on or adjustments to the Corporation’s common stock or a successor class of stock (“Common Stock”) through the date of distribution. The conversion of deferred earnings, dividends, or other cash payments into a number of shares of Common Stock shall be based on the fair market value of a share of Common Stock at the close of business on the business day immediately preceding the date on which a Director receives a credit to his or her Deferred Account under this Plan, which shall be the last sale price on the NASDAQ Stock Exchange on such business day, or, if there shall have been no such sale so reported on that business day, on the last preceding business day on which such a sale was so reported.

Section 4.8. Vesting of Deferred Account. A Director’s Deferred Account shall be 100% vested and non-forfeitable at all times, with the exception of any portion of the Deferred Account representing a deferral of compensation that otherwise would have been payable in the form of equity, which shall be subject to the vesting conditions (if any) otherwise applicable to such equity-based compensation.

Section 4.9. Form of Payment. A Director may elect to receive his or her Deferred Account in a lump sum or annual installments, not exceeding 15 installments. Any portion of a Director’s Deferred Account invested in the Navient Stock Fund shall be paid in Common Stock, and any remaining portion shall be paid in cash. If a Director elects to receive his or her Deferred Account in annual installments, such installments shall equal: (i) the value of the Deferred Account on the date that payments begin divided by the number of installments elected by the Director, plus (ii) investment earnings credited to the Deferred Account since the payment of the previous installment; and each annual installment will be paid during the year in which it is due.

Section 4.10. Default Time and Form of Payment. If a Director fails to elect a time and form of distribution, the Director’s Deferred Account will be distributed in the form of a single lump sum payment as soon as administratively possible (but no later than 90 days) after the first day of the tenth month after the Director ceases to be a Director of the Corporation for any reason.

Section 4.11. Death Benefit. In the event of a Director’s death, the entire balance in the Director’s Deferred Account shall be paid to his or her beneficiary as soon as administratively possible after his or her death but in no event later than the end of the year in which the Director’s death occurred or, if later, the 15th day of the third calendar month following the Director’s death.

Section 4.12. Beneficiary Designation. A Director may designate a beneficiary or beneficiaries to receive the balance of his or her Deferred Account upon his or her death. Any death benefit with respect to a Director who did not designate a beneficiary or who is not survived by a beneficiary shall be paid to the personal representative of the Director.

ARTICLE V.	TERMINATION/AMENDMENT OF DEFERRAL ELECTION

Section 5.1. Termination of Deferral Election. Once a Deferral Election becomes irrevocable for a calendar year, a Director may not terminate the deferral of his or her earnings during that calendar year. A Director may not modify his or her current or prior year Deferral Elections, except as provided in this Article 5.

Section 5.2. Increase or Decrease in Deferred Amount. A Director may increase or decrease the amount of retainer or fees that are deferred in a future calendar year by filing a new Deferral Election during the relevant Annual Enrollment Period. Any such election shall be effective only for the calendar year following the year in which the Corporation receives the new Deferral Election.

Section 5.3. Change in Investment Election. A Director may change his or her investment election with respect to any portion of his or her Deferred Account that is not invested in the Navient Stock Fund, and such change shall be effective on the later of the date that it is received by the Corporation or the date elected by the Director. A Director may not change his or her investment election with respect to that portion of his or her Deferred Account invested in the Navient Stock Fund.

A change in investment election may apply to amounts previously deferred and/or amounts to be deferred after the effective date of the modification, as specified by a Director. Any investment election into the Navient Stock Fund shall be subject to the Corporation’s open trading-window policy governing the purchase and sale of its Common Stock (except when the Director has ceased to be a Director and is no longer subject to such policy).

Section 5.4. Change in Deferral Period. A Director may change the Deferral Period with respect to deferrals in a future calendar year by filing a new Deferral Election during the relevant Annual Enrollment Period. This change shall be effective only for amounts earned in the calendar year following the calendar year in which the Corporation receives the new Deferral Election.

Section 5.5. Change in Form of Payment. A Director may change the form of payment with respect to deferrals in a future calendar year by filing a new Deferral Election during the relevant Annual Enrollment Period. This change shall be effective only for amounts earned in the calendar year following the calendar year in which the Corporation receives the new Deferral Election.

Section 5.6 Change in Beneficiaries. A Director may change beneficiaries by filing a written change of beneficiary designation form with the Corporation and such new beneficiary designation shall be effective upon receipt by the Corporation.

Section 5.7. Cessation of Service. Upon cessation of service as a Director, the terms of this Plan shall continue to govern a Director’s Deferred Account until the Deferred Account is paid in full. Accordingly, a Director’s Deferred Account shall continue to be credited with investment earnings, and the Deferral Period shall continue in effect.

ARTICLE VI.	HARDSHIP DISTRIBUTION

Section 6.1. In the event of a substantial, unforeseen hardship, a Director may file a notice with the Chairman of the Nominations and Governance Committee of the Board of Directors (the “Committee”), advising the Committee of the circumstances of the hardship, and requesting a hardship distribution. Upon approval by the Committee of a Director’s request, the Director’s Deferred Account, or that portion of a Director’s Deferred Account deemed necessary by the Committee to satisfy the hardship (determined in a manner consistent with Section 409A) plus amounts necessary to pay taxes reasonably anticipated because of the distribution, will be distributed in a single lump sum as soon as administratively possible (but no later than 90 days) following the date of approval. The Committee, in its sole discretion, shall determine how a Director’s Cash and Common Stock accounts shall be debited for the distribution. No member of the Committee may vote on, or otherwise influence a decision of the Committee concerning his or her request for a hardship distribution. If the Committee approves a Director’s hardship distribution request, then effective as of the date the request is approved, the Committee shall cancel the Director’s Deferral Election, if any, for the remainder of the calendar year. A Director whose Deferral Election is cancelled in accordance with this Section 6.1 may file a new Deferral Election for the following calendar year in accordance with Article II. A hardship distribution by a Director shall have no effect on any amounts remaining in the Plan following the hardship distribution.

Section 6.2. For purposes of this paragraph, a substantial, unforeseen hardship is a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control, such as (i) an illness or accident of the Director or the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Internal Revenue Code section 152, without regard to Code sections 152(b)(l), (b)(2), and (d)(1)(B)), (ii) a loss of the Director’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances, all as determined in the sole discretion of the Committee. A hardship distribution shall not be made to the extent such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Director’s assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship, or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable hardships include the need to send a Director’s dependent or child to college, or the desire to purchase a home.

ARTICLE VII.	ACCELERATION OF PAYMENT

Section 7.1. The Plan shall not permit the acceleration of the time or schedule of any payment, except as set forth herein or as otherwise permitted by Section 409A. The Committee may, in a manner that results in Section 409A compliance, determine to accelerate the time of a Director’s payment if at any time the Plan, as applicable to such Director, fails to meet the requirements of Section 409A. Such amount may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A. Any such tax liability distribution shall be paid between the date of the Committee’s determination and the end of the calendar year during which the determination occurred, or if later, the 15th day of the third calendar month following the date of the Committee’s determination.

ARTICLE VIII.	SECTION 409A

Section 8.1. The Plan is intended to comply with Section 409A, and shall be construed and administered accordingly to the extent Section 409A applies to the Plan. To the extent that a provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Director.

ARTICLE IX.	CREDITOR STATUS

Section 9.1. The rights of a Director in his or her Deferred Account shall be only as a general, unsecured creditor of the Corporation. Any amount of cash or number of shares of Common Stock payable under this Plan shall be paid solely from the general assets or authorized Common Stock of the Corporation and a Director shall have no rights, claim, interest or lien in any property which the Corporation may have, acquire, or otherwise identify to assist the Corporation in fulfilling its obligation to any and all Directors under the Plan.

ARTICLE X.	ADMINISTRATION AND TERMINATION

Section 10.1. The Secretary of the Corporation shall provide a copy of this Plan to each Director.

Section 10.2. The Board may, at any time and in its sole discretion, terminate or amend the Plan in accordance with Section 409A; provided, however, that no such termination or amendment shall reduce or in any manner adversely affect the rights of any Director with respect to benefits that are payable or become payable under the Plan as of the effective date of such amendment or termination. In the event of termination, existing Deferred Accounts shall be paid in accordance with the terms of the Plan except to the extent the Plan is terminated in accordance with the requirements of Section 409A, in which event the existing Deferred Accounts shall be paid in accordance with Section 409A.

IN WITNESS WHEREOF, Navient Corporation has caused this amended and restated Plan to be duly executed in its name and on its behalf as of the 30th day of July, 2015.

NAVIENT CORPORATION

By:	/s/ MARK L. HELEEN
Name:	Mark L. Heleen
Title:	Secretary